Exhibit 8.1

DLA Piper LLP (US) 444 West Lake Street, Suite 900 Chicago, Illinois 60606 T 312.368.4000 F 312.236.7516 W www.dlapiper.com

June 5, 2019

Equity Residential

Two North Riverside Plaza, Suite 400

Chicago, Illinois 60606

Re:	Tax Opinion - REIT Status

Ladies and Gentlemen:

We are acting as special tax counsel to Equity Residential, a Maryland real estate investment trust (“EQR” or the “Company”), in connection with the filing of the Registration Statement on Form S-3, as amended (“Registration Statement”), under the Securities Act of 1933, as amended (“Securities Act”), relating to the issuance of (i) common shares of beneficial interest, $0.01 par value per share, of the Company (“Common Shares”); (ii) preferred shares of beneficial interest, $0.01 par value per share, of the Company (“Preferred Shares”); (iii) depositary shares representing Preferred Shares (“Depositary Shares”); (iv) warrants to purchase Common Shares or Preferred Shares, as the case may be (“Warrants”); (v) share purchase contracts obligating the holder thereof to purchase Common Shares, Preferred Shares or Depositary Shares, as the case may be (“Share Purchase Contracts”); (vi) an unspecified amount of debt securities issued by ERP Operating Limited Partnership, an Illinois limited partnership (the “Operating Partnership” and such debt securities, “Debt Securities”); and (vii) guarantees by the Company (“Guarantees”) of the Debt Securities (the “Guarantees”, and together with the Common Shares, Preferred Shares, Depository Shares, Warrants, Share Purchase Contracts, and Debt Securities, the “Securities”), as described in the Registration Statement to be filed on the date hereof. This opinion letter is furnished to you at your request to enable EQR to fulfill the requirements of Item 601(b)(8) of Regulation S-K, 17 C.F.R. § 229.601(b)(8), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of the following documents (the “Reviewed Documents”): (i) an executed copy of the Registration Statement; (ii) the Articles of Restatement of the Declaration of Trust of EQR, dated December 9, 2004 (the “Declaration of Trust”), as certified by an officer of EQR on the date hereof as then being complete, accurate, and in effect; (iii) the Eighth Amended and Restated Bylaws of EQR (the “Bylaws”), as certified by an officer of EQR on the date hereof as then being complete, accurate, and in effect; (iv) the Sixth Amended and Restated Agreement of Limited Partnership

of the Operating Partnership (the “ERP LP Agreement”); (v) resolutions of the Board of Trustees of EQR or a duly authorized committee thereof that authorize and otherwise relate to the issuance of the Securities (“Resolutions”); and (vi) such other materials and matters as we have deemed necessary for the issuance of this opinion.

In addition, we have relied upon the factual representations and covenants of EQR and Operating Partnership and, to the extent set forth in the Officer’s Certificate (as hereinafter defined), of EQR-District Holding, LLC, a Delaware limited liability company, Multifamily Portfolio Partners, Inc., a Delaware corporation, BEL Residential Properties Trust, a Maryland real estate investment trust, EQR-Apartment Holding Co., Inc., a New York corporation, and ERP Holding Co., Inc., a Delaware corporation (each hereinafter referred to as a “Subsidiary REIT”), contained in EQR’s certificate to us, dated as of the date hereof (the “Officer’s Certificate”), executed by a duly appointed officer of EQR setting forth certain representations and covenants relating to the organization and operation of EQR, the Operating Partnership, the Subsidiary REITs and their respective subsidiaries.

Although we have made such inquiries and performed such investigations as we have deemed necessary for purposes of our opinion, we have not independently verified all of the facts, statements, representations and covenants set forth in the Officer’s Certificate or in the Reviewed Documents. We consequently have assumed that the information presented in such documents or otherwise furnished to us accurately and completely describes all material facts relevant to our opinion. We are not aware of any facts that are inconsistent with any of the representations made to us in the Officer’s Certificate. Any representation or statement in any document upon which we rely that is made “to the best knowledge of or otherwise similarly qualified is assumed to be true, correct and complete as if made without such qualification as to knowledge or belief. Any alteration or inaccuracy of such facts, statements, representations or covenants may adversely affect our opinions.

For purposes of our opinion, we have assumed that all of the representations and statements of a factual nature set forth in the Officer’s Certificate and Reviewed Documents are true, correct and complete, and all of the obligations imposed by any such documents on the parties thereto have been and will be performed or satisfied in accordance with their terms. We have also assumed the legal capacity of all natural persons, the genuineness of all signatures, the proper execution of all documents, the authenticity of all documents submitted to us as originals, the conformity to originals of documents submitted to us as copies, and the authenticity of the originals from which any copies were made.

The opinions set forth in this letter are based on relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder by the United States Department of the Treasury (the “Regulations”) (including proposed and temporary Regulations), and interpretations of the foregoing as expressed in court decisions, the legislative history, and existing administrative rulings and practices of the Internal Revenue Service (“IRS”) (including its practices and policies in issuing private letter rulings, which are not binding on the IRS except with respect to a taxpayer that receives such a ruling), all as of the date hereof.

In rendering these opinions, we have assumed the Reviewed Documents accurately reflect the material facts in connection with the registration. In addition, the opinions set forth herein are based on the correctness of the following specific assumptions:

(i)

EQR, the Operating Partnership, the Subsidiary REITs and their respective subsidiaries have and will continue to be operated in accordance with the laws of the state of their respective formation and organization and have and will continue to each be operated in the manner described in the Declaration of Trust, the Bylaws, the ERP LP Agreement, and the other organizational documents of each such entity, as the case may be, and all terms and provisions of such agreements and documents will be complied with by all parties thereto;

(ii)	EQR is a duly formed real estate investment trust under the laws of the State of Maryland;

(iii)	The Operating Partnership is a duly organized and validly existing limited partnership under the laws of the State of Illinois; and

(iv)

There will be no change in the applicable laws of the State of Maryland, the State of Illinois, or in the Code, the Regulations, and the interpretations of the Code and such Regulations by the courts and the IRS, after the date of this letter.

With respect to the last assumption, it should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change that is made after the date hereof in any of the foregoing bases for our opinions could affect our conclusions. Furthermore, if the facts vary from those relied upon (including if any representations, warranties, covenants or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable.

The qualification and taxation of EQR as a real estate investment trust (“REIT”) under the Code will depend upon (i) EQR’s meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution and other requirements of the Code and Regulations necessary for an entity to qualify as a REIT and (ii) the satisfaction by each of the Subsidiary REITs of the requirements for qualification and taxation as a REIT. We will not review the operations of EQR or any of the Subsidiary REITs, and no assurance can be given that the actual operations of EQR or any Subsidiary REIT will meet these requirements or the representations made to us with respect thereto.

Based upon and subject to the foregoing, it is our opinion that:

(i)

EQR was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years ended December 31, 1992 through December 31, 2018, and EQR’s current organization and proposed method of operation will enable it to continue to satisfy the requirements for qualification and taxation as a REIT under the Code for its taxable years ending after the date of this opinion.

(ii)

The discussion in the Prospectus, included as part of the Registration Statement under the heading “Federal Income Tax Considerations Related to Common Shares,” (which incorporates by reference the tax discussion in EQR’s and the Operating Partnership’s Annual Report on Form 10-K for the year ended December 31, 2018 under the heading “Federal Income Tax Considerations”) to the extent that it constitutes matters of U.S. federal income tax law or legal conclusions relating thereto, is accurate in all material respects. The U.S. federal income tax consequences of the ownership and disposition of Securities by an investor will depend upon that investor’s particular situation, and we express no opinion as to the completeness of such discussion as applied to any particular holder.

The foregoing opinion is limited to the matters specifically discussed herein, which are the only matters to which you have requested our opinion. Other than as expressly stated above, we express no opinion on any issue relating to EQR or any investment therein, the Operating Partnership, any Subsidiary REIT, or under any other law.

For a discussion relating the law to the facts and the legal analysis underlying the opinions set forth in this letter, we incorporate by reference the discussion of federal income tax issues, which we assisted in preparing, contained in the Prospectus, included as part of the Registration Statement, under the heading “Federal Income Tax Considerations Related to Common Shares.” We assume no obligation to advise you of any changes in the foregoing subsequent to the date of this opinion letter, and we are not undertaking to update the opinion letter from time to time. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or that a court considering the issues would not hold otherwise.

This opinion is rendered only to you and may not be quoted in whole or in part or otherwise referred to, nor be filed with, or furnished to, any other person or entity in connection with the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement under the Securities Act, pursuant to Item 601(b)(8) of Regulation S-K, 17 C.F.R § 229.601(b)(8), and the reference to DLA Piper LLP (US) contained under the heading “Legal Matters” in the Prospectus included as part of the Registration Statement. In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ DLA PIPER LLP (US)

DLA PIPER LLP (US)